Exhibit 99.1

For Immediate Release Contact: Harvey Grossblatt, CEO Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, MD, August 10, 2012 – Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fiscal first quarter ended June 30, 2012.

Universal reported sales of $3,059,352 for the quarter ended June 30, 2012 versus $3,201,302 for the comparable period last fiscal year. The Company reported a net loss of $(362,588), or $(0.16) per basic and diluted share, compared to net income of $581, or $0.00 per basic and diluted share, for same period a year prior. The Company’s book value as of June 30, 2012 and June 30, 2011 was $11.12 and $11.31, respectively. The Company repurchased 23,595 shares during this fiscal year at an average of price of $5.17. The total buyback to date is 75,128 shares at an average price of $5.32.

“The primary reasons for the decline in earnings were lower Joint Venture earnings of approximately $285,000 for the quarter and higher advertising costs of approximately $202,000 to support our New Generation (New Gen) product line introduction. Additionally, we are seeing signs of a stabilized and slowly-recovering housing market in some important geographic areas for Universal. We remain confident that the combination of the full-line launch of the New Gen products, combined with a recovering housing market, will allow for the delivery of improving performance this year,” said Harvey Grossblatt, CEO of Universal.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2012	2011
Sales	$3,059,352	$3,201,302

Net (loss) income:	$(362,588)	$581
Net income per share – basic	(0.16)	$0.00
Net income per share – diluted	(0.16)	$0.00
Weighted average number of common shares outstanding:
Basic	2,326,662	2,387,887
Diluted	2,326,662	2,396,428

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	June 30, 2011
ASSETS
Cash	$2,819,522	$5,253,615
Accounts receivable and amount due from factor	2,655,384	2,094,918
Inventory	5,636,350	4,509,819
Prepaid expenses	532,538	553,951

TOTAL CURRENT ASSETS	11,643,794	12,412,303
INVESTMENT IN HONG KONG JOINT VENTURE	13,037,239	13,388,803
PROPERTY, PLANT AND EQUIPMENT – NET	256,063	282,705
OTHER ASSETS AND DEFERRED TAX ASSET	2,586,555	2,171,163
TOTAL ASSETS	$27,523,651	$28,254,974

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,504,201	$1,059,848
Accrued liabilities	150,094	169,257
TOTAL CURRENT LIABILITIES	1,654,295	1,229,105
LONG TERM OBLIGATION	25,000	25,000
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,324,749 at June 30, 2012 and 2,387,887 at June 30, 2011	23,247	23,879
Additional paid-in capital	12,845,786	13,135,198
Retained earnings	12,975,323	13,841,792
TOTAL SHAREHOLDERS’ EQUITY	25,844,356	27,000,869
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,523,651	$28,254,974